Exhibit 99.1

REDWOOD TRUST REPORTS FOURTH QUARTER 2019 FINANCIAL RESULTS

MILL VALLEY, CA – Thursday, February 27, 2020 – Redwood Trust, Inc. (NYSE:RWT), a leading innovator in housing credit investing, today reported its financial results for the quarter ended December 31, 2019 and selected financial results for the full year ended December 31, 2019.
Key Financial Results

•	GAAP net income was $49 million, or $0.38 per diluted common share

•	Non-GAAP core earnings(1) were $61 million, or $0.45 per diluted common share

•	GAAP return on equity was 10.9% for the fourth quarter; 10.6% for the year

•	Non-GAAP core return on equity was 13.6% for the fourth quarter; 11.6% for the year

•	Book value per common share was $15.98 at December 31, 2019

•	Economic return on book value(2) of 2.3% for the fourth quarter; 8.1% for the year

•	Recourse leverage ratio(3) of 3.1x at December 31, 2019

•	Paid a regular quarterly cash dividend of $0.30 per common share for the fourth quarter; $1.20 per common share for the year
Business Highlights

•	Completed our acquisition of CoreVest for $492 million in October

•	Originated $750 million of business purpose residential loans

•	Purchased $1.8 billion of jumbo loans as volumes improved from the third quarter

•	Closed two Select securitizations totaling $776 million and our first single-family rental (SFR) securitization totaling $395 million; sold $1.4 billion of jumbo whole loans

•	Deployed $634 million of capital into new investments in the fourth quarter of 2019, bringing full year 2019 deployment to a record $1.09 billion

•	In November, retired $201 million of 5.625% exchangeable debt at maturity

•	In February, announced a 6.7% dividend increase to $0.32 per share for the first quarter of 2020

“The fourth quarter capped a historic year for Redwood. We made significant progress executing on our strategic initiatives; optimizing our portfolio, expanding our reach into multifamily and business purpose lending and implementing operational efficiencies. We are now one of the largest originators of business purpose residential loans and have two of the largest and most highly regarded issuance platforms in the private-label securitization market,” said Chris Abate, Chief Executive Officer of Redwood Trust. “Our hard work is reflected in our fourth quarter and full year results, which culminated in today's announcement of a 6.7% dividend increase to $0.32 per share for the first quarter of 2020.”

Abate concluded, “We are committed to serving our mission to help make quality housing accessible to all Americans, whether it's rented or owned, and generating solid risk-adjusted returns that can sustainably grow our dividend over time for our shareholders.”
_____________________

(1)
A reconciliation of GAAP net income to non-GAAP core earnings and a reconciliation of GAAP earnings per diluted share to non-GAAP core earnings per diluted share, along with additional information about Redwood's core earnings measure, is included in the tables that follow.

(2)	Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.

(3)
Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. Recourse debt excludes $10.7 billion of consolidated securitization debt (ABS issued and servicer advance financing) that is non-recourse to Redwood and tangible stockholders' equity excludes $161 million of goodwill and intangible assets.

Fourth Quarter 2019 Redwood Review Available Online
A further discussion of Redwood's business, financial results, core earnings and taxable income is included in the fourth quarter 2019 Redwood Review, which is available on the Company’s website at www.redwoodtrust.com.

REDWOOD TRUST, INC.

Financial Performance	Three Months Ended		Year Ended
($ in millions, except per share data)	12/31/2019	9/30/2019	12/31/2019

GAAP net income	$49	$34	$169
GAAP net income per diluted common share	$0.38	$0.31	$1.46

Non-GAAP core earnings	$61	$43	$186
Non-GAAP core earnings per diluted common share	$0.45	$0.37	$1.58

GAAP return on equity	10.9%	8.6%	10.6%
Non-GAAP return on equity	13.6%	10.9%	11.6%

REIT taxable income (estimated)	$44	$39	$136
REIT taxable income per share (estimated)	$0.39	$0.34	$1.28

GAAP book value per share	$15.98	$15.92	$15.98
Dividends per common share	$0.30	$0.30	$1.20
Economic return on book value	2.3%	1.3%	8.1%
Recourse leverage ratio (1)	3.1x	2.7x	3.1x

Capital deployment	$634	$152	$1,086
Jumbo loans purchased	$1,835	$1,483	$5,902
Jumbo loans securitized or sold	$2,200	$1,574	$5,132

(1)
Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. Recourse debt excludes $10.7 billion and $8.5 billion of consolidated securitization debt (ABS issued and servicer advance financing) that is non-recourse to Redwood at December 31, 2019 and September 30, 2019, respectively. Tangible stockholder's equity excludes $161 million and $49 million of goodwill and intangible assets at December 31, 2019 and September 30, 2019, respectively.

Conference Call and Webcast
Redwood will host an earnings call today, February 27, 2020, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its fourth quarter 2019 financial results. The number to dial in order to listen to the conference call is 1-877-423-9813 in the U.S. and Canada. International callers must dial 1-201-689-8573. Callers should reference call ID #13697992. A replay of the call will be available through midnight on March 12, 2020, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #13697992.
The live conference call will also be webcast in listen-only mode in the Newsroom section of Redwood’s website under "Events." To listen to the webcast, please go to Redwood's website at least 15 minutes prior to the call to register and download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Annual Report on Form 10-K with the Securities and Exchange Commission by Monday, March 2, 2020, and also make it available on Redwood’s website.
About Redwood Trust
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in residential mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Forward-Looking Statements:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of 2019 REIT taxable income and the expected timing for the filing of Redwood's Annual Report on Form 10-K. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18

Interest income	$193	$150	$149	$131	$120
Interest expense	(148)	(117)	(116)	(99)	(85)
Net interest income	45	34	32	32	35
Non-interest income (loss)
Mortgage banking activities, net	46	10	19	12	11
Investment fair value changes, net	1	11	3	20	(39)
Other income	5	4	5	5	4
Realized gains, net	6	5	3	11	6
Total non-interest income (loss), net	58	30	30	48	(18)
General and administrative expenses	(42)	(27)	(26)	(23)	(19)
Other expenses	(7)	(3)	(2)	(1)	—
(Provision for) benefit from income taxes	(4)	—	(2)	(1)	1
Net income (loss)	$49	$34	$31	$54	$(1)

Weighted average diluted shares (thousands) (2)	152,983	136,523	130,697	126,278	83,217
Diluted earnings (loss) per common share	$0.38	$0.31	$0.30	$0.49	$(0.02)
Regular dividends declared per common share	$0.30	$0.30	$0.30	$0.30	$0.30

(1)	Certain totals may not foot due to rounding.

(2)
In the periods presented above, excluding the fourth quarter of 2018, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, and December 31, 2018 were 114,353, 112,102, 97,715, 96,866, and 84,884, respectively.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Years Ended December 31,
($ in millions, except share and per share data)	2019	2018

Interest income	$622	$379
Interest expense	(480)	(239)
Net interest income	142	140
Non-interest income
Mortgage banking activities, net	87	60
Investment fair value changes, net	36	(26)
Other income	19	13
Realized gains, net	24	27
Total non-interest income	166	74
General and administrative expenses	(119)	(83)
Other expenses	(13)	—
Provision for income taxes	(7)	(11)
Net income	$169	$120

Weighted average diluted shares (thousands)	136,781	110,028
Diluted earnings per common share	$1.46	$1.34
Regular dividends declared per common share	$1.20	$1.18

(1)	Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Reconciliation of GAAP Net Income to Non-GAAP Core Earnings (1) (2)	Three Months Ended		Year Ended
($ in millions, except per share data)	12/31/19	9/30/19	12/31/19

GAAP net income	$49	$34	169
Adjustments:
Eliminate mark-to-market changes on long-term investments and associated derivatives (3)	(11)	(14)	(42)
Include cumulative gain on long-term investments sold, net (4)	17	20	52
Eliminate purchase accounting adjustments (5)	7	2	9
Eliminate corporate acquisition and related expenses (5)	1	2	3
Income taxes associated with core earnings adjustments (6)	(2)	(1)	(5)
Total adjustments	12	9	17
Non-GAAP core earnings	$61	$43	$186

GAAP net income per diluted common share	$0.38	$0.31	$1.46
Non-GAAP core earnings per diluted common share (7)	$0.45	$0.37	$1.58

(1)	Certain totals may not foot due to rounding.

(2)
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management has defined core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads, (ii) include the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold, (iii) exclude certain items related to Redwood's acquisitions of 5 Arches and CoreVest and (iv) include the hypothetical income taxes associated with core earnings adjustments.

Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes and other items that management believes are not reflective of core results. Core earnings should not be utilized in isolation, nor should it be considered as an alternative to GAAP net income or other measurements of results of operations computed in accordance with GAAP. A further discussion of core earnings is included in the fourth quarter 2019 Redwood Review.

(3)
Adjustments eliminate the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. During the third quarter of 2019, management updated its calculation of this adjustment. Additional information regarding this adjustment is included in the Appendix to the fourth quarter 2019 Redwood Review.

(4)
Adjustment includes the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any realized gains or losses from derivatives associated with the investments sold. Cumulative gains and losses are calculated by multiplying the difference between the sales price and original purchase price by the face value of the securities sold.

(5)
Core earnings excludes several items related to the acquisitions of 5 Arches and CoreVest. These items include the exclusion of a one-time gain associated with the re-measurement of our initial minority investment and purchase option in 5 Arches and ongoing adjustments to exclude amortization of intangible assets; changes in fair value of the contingent consideration liability related to the remaining purchase consideration for the 5 Arches platform; and exclusion of certain transaction expenses associated with our acquisition of CoreVest. Additional information regarding this adjustment is included in the Appendix to the fourth quarter 2019 Redwood Review.

(6)
We apply estimated effective tax rates to core earnings adjustments occurring within Redwood's taxable REIT subsidiaries to estimate the hypothetical income tax expense or benefit associated with those adjustments.

(7)	Additional information on the calculation of non-GAAP core diluted EPS can be found in Table 2 in the Financial Tables section of the Redwood Reviews for the respective quarters presented.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18

Residential loans	$7,715	$8,682	$7,283	$7,274	$7,255
Business purpose residential loans	3,507	336	251	161	141
Multifamily loans	4,409	3,792	3,750	2,176	2,145
Real estate securities	1,100	1,285	1,477	1,543	1,452
Other investments	358	348	372	414	439
Cash and cash equivalents	197	395	218	201	176
Other assets	710	639	501	424	330
Total assets	$17,995	$15,476	$13,852	$12,193	$11,937

Short-term debt	$2,329	$1,981	$2,463	$2,163	$2,400
Other liabilities	370	411	338	270	206
Asset-backed securities issued	10,515	8,346	6,913	5,638	5,410
Long-term debt, net	2,953	2,954	2,573	2,573	2,572
Total liabilities	16,168	13,691	12,288	10,643	10,589

Stockholders' equity	1,827	1,785	1,564	1,550	1,349

Total liabilities and equity	$17,995	$15,476	$13,852	$12,193	$11,937

Shares outstanding at period end (thousands)	114,353	112,102	97,715	96,866	84,884
GAAP book value per share	$15.98	$15.92	$16.01	$16.00	$15.89

(1)	Certain totals may not foot due to rounding.

CONTACTS
Lisa M. Hartman
SVP, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com